Exhibit 10.1(a)

CHANGE IN CONTROL
AGREEMENT
This Change in Control Agreement (this “CIC Agreement”) is entered into as of [DATE] by and between Independent Bank Group, Inc. (“IBG”), which is the parent holding company of Independent Bank, McKinney, Texas (the “Bank”) (IBG and the Bank are collectively referred to as the “Company”), and [EXECUTIVE NAME] (the “Executive”).
RECITALS
WHEREAS, the Executive is an executive officer of the Company;
WHEREAS, in order to maximize the benefits to the Company’s shareholders of any change in control of the Company that may arise in the future, the Company desires to maintain continuity of management and objective operation of the Company by providing benefits to the Executive to encourage the Executive to continue employment and support any such change in control that might otherwise be detrimental to the Executive;
WHEREAS, the Company has granted awards to the Executive under the Company’s 2013 Equity Incentive Plan and/or the 2022 Equity Incentive Plan (or any successor plan, collectively, the “Equity Incentive Plans”); and
WHEREAS, the Executive is a “Participant” in the Independent Bank Survivor Benefit Plan (the “BOLI Plan”) as evidenced by the Independent Bank Survivor Benefit Plan Participation Agreement between the Bank and the Executive (the “Participation Agreement”).
NOW, THEREFORE, in consideration of the mutual promises, benefits, and covenants herein contained, the Company and the Executive agree as follows:
1.Effective Date and Term. This CIC Agreement shall be effective as of the date first written above (the “Effective Date”). The term of this CIC Agreement shall be three years (the “Term”), provided that, at the end of the Term and on each anniversary of the Effective Date thereafter, the Term shall be automatically extended for one year (such that the Term will expire on the anniversary of such extension date), unless the Compensation Committee of IBG determines not to extend the Term and provides written notice to the Executive at least 90 days before the date the Term otherwise would be extended. Reference herein to the Term shall refer both to the initial term and any such extended terms. This CIC Agreement shall automatically terminate prior to expiration of the Term as provided in Section 4.
2.Change in Control Benefits and Related Terms.
1.1Change in Control Benefits. If, during a period that begins upon a “Change in Control” (as defined in the 2022 Equity Incentive Plan) and ending twenty-four months following a Change in Control (the “Change in Control Period”), (x) the Company terminates the Executive’s employment without Cause (as defined below) or the Executive terminates his employment for Good Reason (as defined below), and (b) the Executive signs and allows to become effective a general release of claims in a form mutually satisfactory to the Company and the Executive (the “Release”), which Release the Executive must execute within 55 days following the effective date of the Executive’s termination of employment (the date of termination, the “Termination Date”) then the Company shall provide the Executive with the following benefits (the “Change in Control Benefits”):

(a)A lump sum cash payment in an amount equal to [MULTIPLIER] times the sum of (i) the Executive’s current annual base salary, plus (ii) the Executive’s target total annual bonus for the year of termination. Such lump sum cash payment shall be paid to the Executive on the later of (x) the Termination Date and (y) the effective date of the Release (the “Payment Date”).
(b)Notwithstanding any other provision of the Equity Incentive Plans or the applicable award agreements thereunder, (i) all unvested time-vesting awards shall become vested and no longer be subject to restriction or forfeiture and (ii) all performance-vesting awards shall be treated as fully time-vested (with any performance goals treated in accordance with the applicable provisions of the applicable Equity Incentive Plan or award agreement), in each case, effective as of the Payment Date.
(c)Notwithstanding the termination of the Executive’s employment or any other provision of the BOLI Plan or the Participation Agreement, the Executive shall continue to be a “Participant” in the BOLI Plan such that if the Executive dies before attaining age 65, and provided that the Bank actually receives sufficient proceeds from a life insurance policy insuring the life of the Executive, then the Company shall pay to the Executive’s “Beneficiary” (as defined in the BOLI Plan and the Participation Agreement), as a survivor benefit, a single lump sum cash payment equal to the Executive’s annual base salary in effect on the Termination Date. Such payment shall be made within thirty days following the Executive’s date of death.
(d)A lump sum cash payment equal to the product of (x) 125% of the annual premiums for coverage under the Company’s health care plans for purposes of continuation coverage under Section 4980B of the Internal Revenue Code (the “Code”) with respect to the maximum level of coverage in effect for Executive and his or her spouse and dependents as of immediately prior to the Termination Date, based on the plan and at the level of participation in which Executive participates as of immediately prior to the Termination Date, and (B) the number of years equal to [MULTIPLIER].
(e)The Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates in accordance with the terms of the underlying plans or agreements (it being understood that Executive shall not be eligible for duplicative severance benefits under this CIC Agreement and any other severance plan, program, policy or agreement or severance benefits under any employment agreement).
1.2Treatment of Certain Payments.
(a)Anything in this CIC Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Section 4999 of the Internal Revenue Code (the “Code”), the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this CIC Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all of the Agreement Payments to which Executive is entitled hereunder.

(b)If the Accounting Firm determines that the aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 2 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable following an Agreement Payment becoming due. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this CIC Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first (1st) with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(c)To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant), before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
1.3Definitions. For purposes of this CIC Agreement:
(a)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(b)“Cause” shall mean (a) any material act of self-dealing between the Company and Executive which is not disclosed in full to, and approved by, the Company’s Board of Directors; (b) deliberate falsification by Executive of any records or reports; (c) fraud on the part of Executive against the Company or any subsidiary or affiliate; (d) theft, embezzlement, or misappropriation by Executive of any funds of the Company, or conviction of any felony; (e) execution of any document transferring, or creating any material liens or encumbrance on, any material property of the Company, not in the ordinary course of business, without authorization of the Board of Directors; (f) the Executive’s engaging in inappropriate behavior which is found by the Company after due investigation to be sexual harassment or assault, (g) the declaration by an independent medical authority that Executive is addicted to drugs or alcohol; or (h) any recommendation or suggestion by any bank regulatory authority that Executive’s employment must be terminated. Cause shall not be deemed to exist unless the Company shall have provided notice in writing to the Executive, specifying such Cause with reasonable particularity, and giving the Executive thirty days from the receipt thereof in which to cure the act or omission complained of, unless the act or omission of its very nature cannot be cured.
(c)“Good Reason” shall mean (a) the assignment to Executive of any duties or responsibilities, other than in connection with a promotion, inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities in effect immediately prior to the beginning of the Change in Control Period, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly following receipt of notice thereof given by Executive; (b) a reduction in the Executive’s compensation and benefits which were in effect immediately prior to the beginning of the Change in Control Period; (c) the material breach by the Company of any provision of this CIC Agreement; or (d) the requirement that the Executive’s principal place of employment be based at a location further than thirty miles from the Company’s principal office immediately prior to the Change in Control. Notwithstanding the foregoing, the Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances alleged to constitute Good Reason and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. In the event that the Company does not timely cure such circumstances and if the Executive does not terminate his employment for Good Reason within 90 days of the first occurrence of the applicable circumstances, the Executive shall be deemed to have waived his right to terminate for Good Reason with respect to such circumstances.
(d)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s).
(e)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(f)“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this CIC Agreement or otherwise.
(g)“Safe Harbor Amount” shall mean 2.99 multiplied by Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
1.4Continuing Obligations. The obligations of the Company under this Section 2 shall survive termination of the Executive’s employment.
3.Restrictive Covenants. The Executive acknowledges any covenants in the Executive’s equity award agreements regarding confidentiality, non-competition, and non-solicitation remain in full force and effect, and expressly agrees that such covenants shall survive the termination of the Executive’s employment for the periods stated therein.
4.Termination of CIC Agreement. This CIC Agreement shall automatically terminate by its own terms without further action by the Company if the Executive’s employment is terminated (a) by the Company for Cause or upon the Executive’s death or Disability (as defined in the 2022 Equity Incentive Plan), or (b) voluntarily by the Executive without Good Reason.
5.Miscellaneous.
1.1Section 409A of the Code.
(a)It is intended that payments and benefits made or provided under this CIC Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this CIC Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this CIC Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this CIC Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year shall be paid in the later taxable year.
(b)Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this CIC Agreement, all reimbursements and in-kind benefits provided under this CIC requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this CIC Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)Delay of Payments. Notwithstanding any other provision of this CIC Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its affiliates as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this CIC Agreement during the six-month period immediately following Executive’s separation from service on account of Executive’s separation from service shall instead be paid, with Interest (based on the rate in effect for the month in which the Executive’s separation from service occurs), on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.
1.2Tax Withholding. The Company may withhold from any amounts payable under this CIC Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
1.3Dispute Resolutions. Any and all disputes that arise out of or relate to the provisions of this CIC Agreement, or the alleged breach thereof, shall be resolved by arbitration in accordance with the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (AAA) before a single arbitrator who shall be selected in accordance with the AAA rules. The arbitrator must have at least ten years’ experience in employment matters. Arbitration will be conducted in Collin County, Texas. Judgment may be entered upon the final award of the arbitrator. Notwithstanding the foregoing, the Executive may initiate legal proceedings to seek injunctive relief for the purpose of enforcing the provisions set forth in Section 2. .
1.4Notices. Any notices under this CIC Agreement shall be in writing and shall be given by personal delivery, by local courier service, by certified or registered letter, return receipt requested, or by a nationally recognized overnight delivery service; and shall be deemed given when delivered in person or by local courier or upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally recognized overnight delivery service at the addresses set forth below of this CIC Agreement or to such other address or addresses as either party shall have specified in writing to the other party hereto.

If to the Company:
Mr. David R. Brooks
Chairman of the Board
Independent Bank Group, Inc.
7777 Henneman Way, Suite 600
McKinney, Texas 75070
If to Executive:
[EXECUTIVE NAME]
Independent Bank
7777 Henneman Way, Suite 600
McKinney, Texas 75070
1.5Governing Law. ALL QUESTIONS PERTAINING TO THE VALIDITY, CONSTRUCTION, EXECUTION AND PERFORMANCE OF THIS CIC AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS. EXCLUSIVE VENUE FOR DISPUTES ARISING UNDER THIS CIC AGREEMENT SHALL BE COLLIN COUNTY, TEXAS.
1.6Entire Agreement; Amendment or Modification. This CIC Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein and supersedes all prior agreements between the parties. No modification or amendment of any of the provisions of such agreements shall be effective unless in writing and signed by the Executive and the Company. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof. No term or condition of this CIC Agreement shall be deemed to have been waived, nor shall a party be estopped from enforcing any provision of this CIC Agreement, except by a statement in writing signed by the Executive or the Company, whichever party against whom such waiver or estoppel is sought. If any provision of this CIC Agreement is found to be unreasonably broad, it shall nevertheless be enforceable to the extent reasonably necessary to protect the Company and to the greatest extent permitted by law. If any provision of this CIC Agreement is determined to be invalid or unenforceable, such provision shall be reformed to the extent necessary to make it valid or enforceable and to carry out the intent of the parties, or if such reformation is not possible, the remaining provisions of this CIC Agreement shall continue in full force and effect.
1.7Successors and Binding Nature. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or other business combination, or otherwise) to expressly assume and agree to perform this CIC Agreement (or cause it to be performed) in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure by the Company to expressly obtain such assumption and agreement prior to the effectiveness of a succession shall constitute a material breach of this CIC Agreement. This CIC Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.
1.8Headings. The paragraph and subparagraph headings contained in this CIC Agreement are for reference purposes only and shall not affect the construction or interpretation of this CIC Agreement.
1.9Counterparts. This CIC Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

1.10Prohibition Against Certain Payments. Notwithstanding any other provision to the contrary herein, the Company shall not be required to make any payment to the Executive hereunder if such payment would be a “golden parachute payment” as defined in 12 CFR § 359 unless such payment can be made in compliance with such regulation. The Company shall use commercially reasonable efforts to obtain any regulatory approvals required to enable it to provide the Change in Control Benefits to the Executive.
1.11Injunctive Relief. In the event that the Company and/or the Executive violate any of the provisions set forth in this CIC Agreement, the Company and the Executive acknowledge that the injured party would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages in the event that any of the covenants contained herein were not performed in accordance with their terms or otherwise were materially breached. Accordingly, the Company and the Executive agree that, without the necessity of proving actual damages or posting bond or other security, the parties hereto shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which a party may be entitled, at law or in equity. In such a situation, the parties agree that the injured party may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this CIC Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.
1.12Effect on Employment Rights. This CIC Agreement does not constitute an employment contract. If Executive and Company are parties to a separate employment agreement, the terms of that employment agreement as it relates to Executive’s employment terms and conditions remains in effect. If, however, Executive and Company are parties to a separate employment agreement, to the extent this CIC Agreement conflicts with the Executive’s employment agreement, this CIC Agreement shall control as it relates to those terms to the extent more favorable to Executive. If Executive is not party to a separate employment agreement, the Executive’s employment is “at-will,” and the Executive’s employment may be terminated at any time with or without Cause. This CIC Agreement shall have no effect on the determination of compensation or benefits payable by the Company to the Executive unrelated to a Change in Control.
[Signature Page to Follow]

(Signature Page to Change in Control Agreement)
IN WITNESS WHEREOF, the parties hereto have executed this CIC Agreement on the date first above written.
INDEPENDENT BANK GROUP, INC.
By:
David R. Brooks
Chairman of the Board and CEO
INDEPENDENT BANK
By:
David R. Brooks
Chairman of the Board and CEO
EXECUTIVE:

[NAME]
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